October 24, 2011

John Baker, CEO
VR Holdings, Inc.
1615 Chester Road
Chester, Maryland 21619

RE: Letter of Agreement: CapNet Securities Corporation and VR Holdings, Inc.

Dear Mr. Baker:

This letter agreement (the "Letter of Agreement") confirms the present understanding and agreement between CapNet Securities Corporation ("Financial Advisor" or "CapNet"), a Texas Corporation, located at 15721 Park Row, Suite 100, Houston, Texas 77084 and VR Holdings, Inc., a Delaware Corporation, located at 1615 Chester Road, Chester, Maryland 21619 (the "Company" or "VRH") as follows. Included under this engagement are subsidiaries both Parties, if any. Unless otherwise defined herein, capitalized terms have the meanings set forth in paragraph 5.

The Company engages the Financial Advisor as Financial Advisor and Finder in connection with an offering and sale of securities that are exempt from registration under the Securities Act of 1933 (the "Securities Act"), as amended pursuant to Rule 506 of Regulation D of the Securities Act, and the various applicable state securities laws. It is anticipated that subsequent to a private exchange of securities which would provide liquidity for the company that CapNet would assist VRH in achieving DTC eligibility of its stock("VRHD"). CapNet shall have non-exclusive rights to provide services under the terms and conditions of this Agreement. **It is expressly understood that this Letter of Agreement does not constitute a firm commitment by the Financial Advisor or any of its affiliates to provide any Financing.** Any financing efforts would be conducted on a best-efforts basis by Financial Advisor. Additional provisions of this Letter of Agreement are itemized as follows.

1. The parties agree that this Letter of Agreement and all of the provisions hereof, shall be effective as of the execution date specified on the signature page of this agreement.

2. The Financial Advisor accepts the engagement described above, and in that connection, agrees to provide the following services:

   (a) consulting services pertaining to DTC eligibility of VRH's stock(VRHD);

   (b) handle the exchange offer and any sales related to the registered exchange for a commission of four and a half percent (4.5%) as described in detail in paragraph four;

   (c) immediately assist the Company's shareholders in selling registered stock for a commission of four and a half percent (4.5%) as described in detail in paragraph four;

   (d) immediately assist the Company in issuing new unregistered shares for a ten percent (10%) commission as described in detail in paragraph four ;

   (e) identify potential investors and present such investors to the Company;

(f) advise the Company with respect to the form and structure of the Financing(s) and/or Transaction(s);

(g) advise the Company as to strategy and tactics for negotiating with potential investors and participate in presentations and negotiations relating to the activities specified in 2(b), as the case may be;

(h) manage the working groups involved in the coordination of efforts to achieve timely completion of any Transaction or Financing; and

(i) arrange for and advise the Company with respect to potential merger partners, acquisition targets and sell-side representation in the event of complete or partial divestiture of the assets or stock of the Company.

3. It is contemplated that the Financial Advisor will be engaged immediately upon execution of the Letter of Agreement. The Financial Advisor shall be engaged for a period commencing with the execution of the Letter Agreement and ending two years thereafter (the "Engagement Period"); provided however, that at any time following the six (6) month anniversary of the execution of this Letter Agreement either party may terminate this Letter Agreement, upon the thirtieth (30th) day (the "Termination Date") following delivery of a notice of termination transmitted pursuant to paragraph 9. The Engagement Period shall terminate on the Termination Date. In the event that CapNet **does not raise a** collective amount of $200,000 in 60 days from the date of the execution of the agreement VRH may terminate the agreement. In the event of a termination by VR Holdings, Inc. CapNet will retain the prorate amount of shares raised by the formula equal to total dollars raised divided by one million dollars (1,000,000.00) times the lump sum of 3,000,000 shares (described in 4b) plus any cash consideration **from** the individual stock sales as outlined below.

4. **As compensation for the Financial Advisor's services hereunder, the Company shall pay to the Financial Advisor certain fees as follows:**

a. In the event of any successful Financing provided by a Financial Advisor Identified Party (i) that closes during the Engagement Period or (ii) that closes during the Residual Period, or (iii) which results from, or completes a Financing contemplated by a written commitment letter or agreement in principle which is entered into during either the Engagement Period or the Residual Period, then the Company shall pay to the Financial Advisor, in cash, a fee equal to ten percent (10%) of any equity Financing and/or four percent (4%) of any debt financing (and payable out of the proceeds of the Financing).

b. Additionally, for purposes of this engagement and handling all of the investment banking activities defined in paragraph two and the possible merger agreement with Litigation Dynamics Inc., the Company shall issue to CapNet Securities Corporation, three million (3,000,000) additional shares of the company on a fully diluted basis upon the number of shares that were issued and outstanding at the date of the Agreement.

c. In the event any successful registered and unregistered stock trade assisted by CapNet Securities, except as to the Litigation Dynamics transactions accounted for above, that closes during the Engagement Period or (ii) that closes during the Residual Period, or (iii) which results from, or completes a Financing contemplated by a written commitment letter or agreement in principle which is entered into during either the Engagement Period or the Residual Period, then the Company shall pay to the Financial Advisor, a fee equal to four

and a half percent (4.5%) of any stock exchange activity and any ticketing charges associated with the exchange.

d. The compensation to CapNet Securities Corporation for subsequent rounds of funding will be negotiated at a future date and shall be authorized in writing.

5. For the purposes of this Letter of Agreement the following terms are defined as:

"Consideration" means the aggregate value, whether in cash, securities or other property, paid or payable directly or indirectly (in escrow or otherwise) and/or the assumption of (or purchase subject to) debt or liabilities (including without limitation indebtedness for borrowed money, pension liabilities and guarantees) in connection with a Transaction. For the purpose of computing the value of Consideration:

(a) the value of securities (whether debt or equity) that are traded on a national securities exchange or The Nasdaq Stock Market, Inc. ("Nasdaq") shall be the last transaction price prior to the Transaction Date;

(b) the value of securities (whether debt or equity) that are traded on an over-the-counter market (other than on Nasdaq) shall be the arithmetic mean between the last bid and ask prices prior to the Transaction Date; the value of other indebtedness or liabilities (including capitalized lease obligations and preferred stock but excluding trade payables, taxes payable and other payables generated in the ordinary course of business), including such indebtedness or liabilities assumed, shall be its face amount; and

(c) the value of other securities, liabilities, obligations, property and services shall be the fair market value at the Transaction Date or such other value as the Company and the Financial Advisor mutually agree (or in the absence of agreement, as determined by an independent appraiser selected by the Financial Advisor).

If any part of the Consideration payable in the Transaction consists of contingent payments to be calculated by reference to uncertain future occurrences, such as future financial or business performance, then any fees of the Financial Advisor relating to such Consideration shall be payable within five (5) days of the receipt of such consideration by the Company.

If all or any portion of Consideration is paid in any currency other than United States Dollars, the value of such Consideration shall be converted into United States Dollars at the prevailing exchange rate on the Transaction Date.

Notwithstanding anything to the contrary set forth above, in the event that the Transaction entails the purchase or transfer of only a portion of the assets of a Target or the Company and the retention (or sale to a party other than the Company) of certain other assets (including, but not limited to, cash, cash equivalents, securities, inventories or receivables) of a Target or the Company, as the case may be, in consideration of a reduction of the purchase price otherwise payable in the Transaction, then such retained assets shall be deemed to be included in the Consideration and shall be valued as set forth above; provided, however, that the value of inventories and receivables shall be the book value "as determined by GAAP in the USA".

"Financing" means a loan to, or a debt, equity or similar investment in (including, without limitation, any purchase or lease of assets) (each, an "Investment") or a commitment to provide any Investment to the Company, any entity formed by or affiliated with the

Company or any entity surviving a Transaction with the Company including, without limitation, any Investment or commitment to provide an Investment provided by the Financial Advisor or any of its affiliate or any seller of stock or assets to the Company or any such entity.

"Residual Period" means the period commencing on the last day of the Engagement Period and ending twelve (12) months after the Termination Date.

"Transaction" means (i) any merger, consolidation, recapitalization, or other business combination, including, but not limited to, a transaction or a series of related transactions which results, directly or indirectly, in the acquisition or control of, or a controlling interest in, another entity or any businesses (a "Target") or (ii) the acquisition of any substantial portion of the assets of any Target including, without limitation, a lease of assets with or without a purchase option, or (iii) the formation of a joint venture, majority or minority investment or partnership or any similar transaction or (iv) the execution of a licensing or technology transfer agreement.

"Transaction Date" means the date of the closing of a Financing or Transaction, as the case may be.

"Value Creation Activity" means any merger, acquisition, sale, recapitalization, share repurchase, Financing (other than a Financing or Transaction covered by this Letter Agreement) or other strategic alternative.

"Financial Advisor Identified Party" means (i) any party that the Financial Advisor identifies to the Company; (ii) any party with whom the Company initiates or continues discussion, directly or indirectly, regarding any Financing or Transaction in violation hereof, or (iii) a party formed by a party referred to in subparagraphs (i) or (ii) above for the purpose of a Financing or Transaction.

6. In addition to any fees, which must first be approved by the company, that may be payable to the Financial Advisor, the Company shall reimburse the Financial Advisor and its affiliates, payable out of fundraising (but in no event longer than five (5) business days), and upon request from Time to Time, for its reasonable and necessary administrative fees and reasonable and necessary out-of-pocket expenses (including pre-approved travel and entertainment expenses and reasonable and necessary fees and disbursements of outside legal counsel) incurred in connection with the Financial Advisor's providing services hereunder.

7. The Company shall furnish, or cause to be furnished, to the Financial Advisor, and its affiliates or representatives, including but not limited to attorneys, auditors, accountants, Financial Advisors, affiliates or agents ("Representatives"), all information reasonably requested by the Financial Advisor for the purpose of and in connection with rendering services hereunder (the "Information"). The Company agrees to make available to the Financial Advisor its officers, directors, employees and representatives, including, but not limited to, the Company's certified public accountants and legal counsel, as may be reasonably requested by the Financial Advisor. The Company and the Financial Advisor recognizes and confirms that:

(a) The Company will provide all necessary information to the Financial Advisor; such as but not limited to: corporate governance documentation, board meeting minutes, verification of management/executive/key personnel background and

experience, flow of funds raised, etc., and will also provide this information to the Financial Advisor accurately and promptly to allow for sufficient time to conduct adequate due diligence reviews, initially and ongoing throughout the relationship;

(b) The Company will contract and pay for an independent transfer agent prior to finalizing offering documentation and will provide documents and contact information for said agent to the Financial Advisor on a timely basis;

(c) The Company will adhere to strict Financial Advisor guidelines surrounding the centralization of the handling and distribution of the Private Placement Memorandum at the Financial Advisor, will refrain from mass distribution of any Private Placement Memorandum, and will ensure that Private Placement Memorandum's are provided only to Accredited Investor's after obtaining consent from Financial Advisor and respective investor's information is provided to Financial Advisor for documentation purposes;

(d) The Financial Advisor shall use and rely on the Information and on information available from generally recognized public sources in performing the services contemplated by this Letter Agreement without having independently verified the same;

(e) The Financial Advisor does not assume responsibility for the accuracy or completeness of the Information and such other information (including, without limitation, any projections); and

(f) The Financial Advisor shall not make an appraisal of any of the assets or liabilities (whether direct, indirect, contingent, or otherwise) of the Company.

8. For a period of two (2) years from the date hereof, the Financial Advisor and/or Representatives shall not disclose Confidential information, except (i) as may be required by law or as requested by any regulator having jurisdiction over the Financial Advisor and its affiliates, (ii) to potential parties to a Financing or Transaction who have been informed of the confidential nature of the information provided; and (iii) to officers, directors and employees of the Financial Advisor and its Representatives affiliates and agents and professional advisors (including, but not limited to, auditors, attorneys and accountants) of the Financial Advisor and its affiliates who have been informed of the confidential nature of the information provided. "Confidential Information" means information about the Company or a Financing, or a Transaction furnished by the Company to the Financial Advisor but does not include information (i) which was publicly known, or otherwise known to the Financial Advisor at the time of disclosure, (ii) which subsequently becomes publicly known through no act or omission by the Financial Advisor or (iii) which otherwise becomes known to the Financial Advisor other than through disclosure by the Company or a source actually known to be bound by a confidentiality agreement or other legal or contractual obligation of confidentiality with respect to such information.

9. At any time following the six (6) month anniversary of the execution of this Letter Agreement, either the Company or the Financial Advisor may terminate the Financial Advisor's engagement at any time upon thirty (30) days' written notice from one party to the other. Not withstanding, provided Litigation Dynamics Inc. acquisition is completed, the aforementioned three million shares in "4.b" shall not be returned to the Company.

10. If during the Engagement Period or the Residual Period, the Company or any entity controlled by the Company decides to pursue any additional Value Creation Activity and decides to engage an advisor, agent or underwriter (other than an advisor, agent or underwriter controlled by, under common control with, or which controls the Company) in connection with the additional Value Creation Activity, the Company shall, or shall cause such entity to, give the Financial Advisor the right of first refusal to act as such advisor, agent or underwriter but the Company understands that the Financial Advisor shall be under no obligation to so act unless otherwise agreed in writing. If the Financial Advisor does not exercise its right of first refusal by written notice to the Company not later than ten (10) business days after receipt of written notice from the Company of any additional Value Creation Activity which would be subject to the Financial Advisor's right of refusal, the Financial Advisor shall be deemed to have notified the Company that it shall not exercise its right of first refusal with respect to such additional Value Creation Activity. If the Company or any such entity completes an additional Value Creation Activity (other than pursuant to a separate engagement letter with the Financial Advisor covering the additional Value Creation Activity) at any time during the Engagement Period or the Residual Period, the Financial Advisor shall be entitled to a transaction fee to be mutually agreed upon by the Company (or such entity) and the Financial Advisor by reference to the nature and scale of fees customary for similar transactions at that time unless the Financial Advisor shall have notified the Company (or such entity) that it shall not exercise its right of first refusal with respect to the additional Value Creation Activity.

11. During the Engagement Period, the Company shall promptly furnish the Financial Advisor with the names of all parties that the Company, its directors and officers, members of its management or its controlling shareholders have conducted any discussions with, received inquiries from, or had any other contacts with, prior to the date hereof, concerning a possible Financing or Transaction and shall promptly inform the Financial Advisor, or cause the Financial Advisor to be informed, of the identity of any third party that subsequently makes any such inquiry or whose interest in a possible Financing or Transaction subsequently becomes known to the Company, and the Company shall not engage in or continue any discussion regarding a Financing or Transaction with any such party except through the Financial Advisor.

12. Except as required by law, any advice rendered by the Financial Advisor pursuant to its engagement shall not be used or quoted in any manner, or referred to in any report, document, release or other communication (whether written or oral) prepared, issued, transmitted, published or filed by the Company, by any person or entity controlling, controlled by or affiliated with the Company, by any representative, agent, officer or employee of any thereof, or by the Company without the Financial Advisor's prior written consent, which consent shall not be unreasonably withheld. In the event that the Company is requested or required (by oral questions, interrogatories, requests for information or documents in legal proceedings, subpoenas, civil investigative demand or similar process) in connection with any proceeding, to disclose any such advice, the Company shall, unless prohibited by law, provide the Financial Advisor with notice of such requirement or request so that the Financial Advisor may seek a protective order or other appropriate remedy.

13. Because the Financial Advisor shall be acting on behalf of the Company, the Company agrees to the indemnification and contribution provisions (the "Indemnification Provisions") attached to this Letter of Agreement as Annex A and incorporated herein in their entirety. The Financial Advisor agrees not to disseminate any information regarding the Company, unless the information has been approved in advance by the Company or has been provided by the Company.

14. The Company and the Financial Advisor agree and acknowledge that there are no brokers, agents, representatives or other parties that have an interest in compensation paid or payable to the Financial Advisor hereunder.

15. The Company acknowledges and agrees that the Financial Advisor and its affiliates may, from time to time, have relationships and engagements with the Company or other parties including, but not limited to, its customers, suppliers, creditors, potential investors and investors. Such engagements and relationships may include, but are not limited to, the following: (i) loans, other extensions of credit or financial accommodations; (ii) management services; (iii) acting in various capacities in connection with private or public placement of debt and/or equity; (iv) acting as trustee or otherwise performing fiduciary services for the Company or such other parties or in connection with transactions in which the Company is involved or may have an interest, including without limitation any employee benefit plan or trust; (v) any and all other services or products which may be offered or provided by the Financial Advisor or any of its affiliated companies. The Company waives any and all conflicts of interest, which may result from the Financial Advisor dealing in any of the aforesaid capacities. Specifically, the Company waives any conflict that may arise on account of, or in connection with the Financial Advisor's engagement pursuant to this agreement. The Company acknowledges that the Financial Advisor and its affiliates may, in the course of such other relationships, acquire information about the Company or such other parties but the Financial Advisor shall have no obligation to disclose such information, or the fact that it has such information in its possession, to the Company or to use such information on the Company's behalf.

16. The Company understands that the Financial Advisor, or one or more of its affiliates, may wish to present one or more proposals to provide all or a portion of a Financing or to syndicate all or a portion of the same. The Company understands that (i) the Financial Advisor may present such proposals to the Company prior to soliciting proposals from institutions unaffiliated with the Financial Advisor and (ii) the Company is not obligated to accept any such proposal.

17. The Company and the Financial Advisor agree and acknowledge that: (i) this Letter of Agreement is solely for the benefit of the parties hereto; (ii) the Financial Advisor does not have a fiduciary relationship with the Company as a result of its role under the terms of this Letter Agreement; (iii) the Financial Advisor shall owe no duty to any party other than the Company; and (iv) no other party, including without limitation the Company's employees, officers, directors, trustees, affiliates and agents, shall be deemed a third party beneficiary hereof or have any rights with respect to the Financial Advisor's engagement hereunder. Notwithstanding anything to the contrary contained herein, the provisions concerning confidentiality, indemnification, contribution and the Company's obligations to pay fees and reimburse expenses contained herein and in the Indemnification Provisions shall survive the consummation of any Financing or Transaction and termination of the Financial Advisor's engagement.

18. This Letter of Agreement **does not constitute a firm commitment** by the Financial Advisor or any of its affiliates to provide any Financing.

19. The Company agrees that, if requested, to issue a press release within one week of the execution of this Agreement, announcing the retention of the Financial Advisor by the Company. The form of such release shall be provided by the Financial Advisor and shall be reasonably acceptable to the Company. The Company further agrees that if a Financing or

Transaction is consummated, the Financial Advisor may use the Company's name and a description of the Financing or Transaction and the Financial Advisor's role in publications (including, but not limited to, "tombstone" advertisements) and other marketing material prepared for and use in one-on-one presentations to prospective clients. Notwithstanding the foregoing, the Financial Advisor shall not, without the Company's consent, disclose the Company's name or information about the Financing in any publication generally available to the public without the Company's consent, which shall not be unreasonably withheld. Without limiting the foregoing, the Financial Advisor may also publicize its services in connection herewith including, without limitation, granting interviews with and providing information to the financial press and other media.

20. This Letter of Agreement supersedes all prior agreements and understandings between the Company and the Financial Advisor with respect to the subject matter hereof and may not be amended or modified except in writing executed by the Company and the Financial Advisor. If any provision of this Letter of Agreement is held invalid or unenforceable in whole or in part by any court of competent jurisdiction, the Letter of Agreement shall remain in full force and effect to the extent not held invalid or unenforceable. This Letter Agreement shall be governed by and construed in accordance with the internal laws of the State of Texas without reference to principles of conflicts of law that would require the application of the law of a jurisdiction other than the State of Texas.

21. The Company and the Financial Advisor each hereby waives any right to a trial by jury with respect to any claim or action arising out of the engagement of the Financial Advisor under this Letter of Agreement or the Indemnification Provisions. The Company hereby consents to the jurisdiction of any state or federal court of competent jurisdiction sitting within the State of Texas as well as to the jurisdiction of all courts from which an appeal may be taken from such courts, for the purpose of any litigation, proceeding or other action arising out of the Company's obligations under or with respect to this Letter of Agreement, and expressly waives any and all objections the Company may have as to venue in any of such courts. The Company hereby consents to the submission of any controversy arising out of or in respect of this Letter of Agreement to final and binding arbitration under the securities arbitration rules of the American Arbitration Association and agrees that (i) one of the arbitrators shall be a person who is employed by a Financial Industry Regulatory Authority (FINRA) member firm and has a minimum of five (5) years experience in investment banking, (ii) in conducting the arbitration and rendering their award, the arbitrators shall give effect to the terms of this Letter of Agreement, including the choice of applicable law, shall give effect to any other agreement of the parties relating to the conduct of the arbitration, and shall give effect to applicable statutes of limitations, and (iii) judgment upon the award entered by the arbitrators may be entered in any court having jurisdiction thereof.

22. This Letter of Agreement may be executed in counterparts, each of which shall be deemed an original and all of which shall constitute one and the same instrument.

If the foregoing is in accordance with the Company's understanding, please sign and return to the Financial Advisor the enclosed duplicate of this letter at the address first shown above.

It should be noted by all parties that this document supersedes all previous agreements signed by both parties.

Sincerely yours,

By: Daniel L. Ritz, Jr.

CEO
CapNet Securities Corporation

Accepted and agreed as of the 26th
day of October, 2011

By: John E. Baker

CEO
VR Holdings, Inc.

Exhibit A
Indemnification Provisions

In connection with the engagement of CapNet Securities Corporation, a Texas company (the "Financial Advisor") by VR Holdings, Inc. (the "Company") pursuant to a letter agreement dated as of October 24, 2011, between the Company and the Financial Advisor (as amended from time to time, the "Letter of Agreement"), the Company hereby agrees as follows (unless otherwise defined, capitalized terms used herein have the meanings ascribed to such terms in the Letter of Agreement):

1. The Company agrees to indemnify and hold harmless the Financial Advisor, its directors, officers, agents, advisors, representatives and affiliates and each person who controls the Financial Advisor and/or any of its affiliates (each, an "Indemnified Party") from and against any and all losses, claims, damages and liabilities, joint or several, to which any Indemnified Party shall become subject (i) arising out of or in connection with any oral or written information provided by the Company, its officers, directors, employees, representatives or agents in connection with the transactions contemplated by the Letter of Agreement (including any misstatement or alleged misstatement of material fact or omission or alleged omission to state a material fact) or (ii) otherwise arising out of or in connection with the Financial Advisor's engagement under the Letter of Agreement or the transactions contemplated thereby, including any amount paid in settlement of any litigation or other action (commenced or threatened), to which the Company shall have consented in writing (such consent not to be unreasonably withheld), whether or not such Indemnified Party is a party and whether or not liability resulted (each, an "Indemnifiable Claim"); provided, however, that the Company shall not be liable pursuant to clause (ii) above in respect of any loss, claim, damage or liability to the extent that a court having competent jurisdiction shall have determined by final judgment (not subject to further appeal) that such loss, claim, damage or liability resulted from primarily misconduct, bad faith or gross negligence of such Indemnified Party.

2. The Company agrees to reimburse the Financial Advisor, promptly upon demand for reasonable expenses (including fees and expenses of legal counsel) as they are incurred in connection with the investigation of, preparation for or defense of any pending or threatened claim, or any litigation, proceeding or other action in connection with an Indemnifiable Claim.

3. In the event that the indemnity provided for in paragraph 1 is unavailable or insufficient to hold an Indemnified Party harmless, then the Company shall contribute to amounts paid or payable by such Indemnified Party in respect of losses, claims, damages and liabilities as to which the indemnity provided for in paragraph 1 hereof is unavailable or insufficient (i) in such proportion as appropriately reflects the relative benefits received by the Company, on the one hand, and such Indemnified Party, on the other hand, in connection with the matters as to which such losses, claims, damages or liabilities relate, or (ii) if the allocation provided by clause (i) above is not permitted by applicable law, in such proportion as appropriately reflects not only the relative benefits referred to in clause (i) but also the relative fault of the Company, on the one hand, and such Indemnified Party, on the other hand as well as any other equitable considerations. The amounts paid or payable by a party in respect of losses, claims, damages and liabilities referred to above shall be deemed to include any legal or other fees and expenses incurred in defending any litigation, proceeding or other action or claim. Notwithstanding the provisions hereof, the aggregate liability of all Indemnified Parties hereunder shall not be in excess of the amount of fees actually received by the Financial Advisor under the Letter Agreement (excluding any amounts received as reimbursement of expenses incurred by the Financial Advisor).

4. Notwithstanding anything to the contrary contained herein, no Indemnified Party shall be liable to the Company or any person asserting claims on behalf of or in connection with any matter arising out of or relating to the engagement of the Financial Advisor under the Letter Agreement, or any actions taken or omitted, services performed or matters contemplated by or in connection with the Letter of Agreement, except to the extent that a court having competent jurisdiction shall have determined by final judgment (not subject to further appeal) that such liability resulted from misconduct, bad faith or gross negligence of the Financial Advisor in performing the services that are the subject of the Letter of Agreement.

5. The reimbursement, indemnification and contribution obligations hereunder shall remain in full force and effect whether or not any of the transactions contemplated by the Letter of Agreement are consummated and shall survive the termination of the Financial Advisor's engagement, and shall be in addition to any liability that the Company might otherwise have to any Indemnified Party under the Letter Agreement or otherwise.

6. In no event shall CapNet Securities or any of its affiliates be liable for any punitive, special or consequential damages.

By: Daniel L. Ritz, Jr.

[signature]

CEO
CapNet Securities Corporation

Accepted and agreed as of the 26th day of October, 2011

By: John. E. Baker

[signature]

CEO
VR Holdings, Inc.